UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2017

KOHL’S CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  o

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  o

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, Bruce H. Besanko was appointed as the Chief Financial Officer of Kohl’s Corporation (the “Company”) effective as of July 10, 2017. Effective as of that date, the Company entered into an employment agreement with Mr. Besanko. In consideration for his employment with the Company, Mr. Besanko will receive, among other things, the following:

•	an annualized base salary of $900,000;

•
an initial payment of $250,000 intended as a signing incentive and to offset obligations Mr. Besanko may incur as a result of his resignation from his previous employment and relocation, including expenses outside of those to be reimbursed pursuant to the Company’s relocation expense policy;

•	awards of restricted stock and performance share units as described in his offer letter; and

•
eligibility to participate in the annual incentive plan as described in his offer letter, health plans and other benefit plans and perquisites as the Company may establish for its senior executives from time to time.

The foregoing descriptions of the employment agreement and offer letter do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which are attached as exhibits to this filing and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.    Description

10.1	Offer letter between Bruce H. Besanko and Kohl’s Department Stores, Inc.

10.2	Employment agreement between Kohl’s Department Stores, Inc. and Kohl’s Corporation and Bruce H. Besanko effective as of July 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2017

KOHL’S CORPORATION

By:    /s/ Jason J. Kelroy
Jason J. Kelroy
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer letter between Bruce H. Besanko and Kohl’s Department Stores, Inc.
10.2	Employment agreement between Kohl’s Department Stores, Inc. and Kohl’s Corporation and Bruce H. Besanko effective as of July 10, 2017